Exhibit 10.3

27 Drydock Avenue

Boston, Massachusetts

(the “Building”)

FOURTEENTH AMENDMENT (“FOURTEENTH AMENDMENT”)

Execution Date: June 1, 2022

LANDLORD:	BCP-CG 27 Property LLC, a Delaware limited liability company

TENANT:	Ginkgo Bioworks, Inc., a Delaware corporation

EXISTING PREMISES:	A total of 178,161 rentable square feet of the Building, as more specifically set forth in the Lease.

DATE OF LEASE:	December 22, 2011

EXPIRATION DATE:	January 31, 2036

PREVIOUS LEASE AMENDMENTS:

First Amendment to Lease Agreement dated April , 2012

Second Amendment to Lease dated August 1, 2014

Third Amendment to Lease dated August 15, 2014

Fourth Amendment to Lease dated May 1, 2016

Fifth Amendment to Lease dated May 31, 2016

Sixth Amendment to Lease dated August 5, 2016

Seventh Amendment to Lease dated July 31, 2017

Eighth Amendment to Lease dated March 23, 2018

Ninth Amendment to Lease dated September 6, 2018

Tenth Amendment to Lease dated July 29, 2020

Eleventh Amendment to Lease dated August 14, 2020

Twelfth Amendment to Lease dated January 13, 2021

Thirteenth Amendment to Lease dated September 6, 2021

EIGHTEENTH EXPANSION PREMISES:	Approximately 18,170 rentable square feet located on the westerly side of the fourth (4th) floor of the Building, substantially as shown on the plan attached hereto as Exhibit A.

WHEREAS, Tenant and Landlord desire to (i) expand the Premises to include the Eighteenth Expansion Premises and (ii) amend certain other provisions of the Lease, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the parties hereby agree that the above-referenced lease (the “Lease”) is hereby amended as follows:

1.
DEMISE OF EIGHTEENTH EXPANSION PREMISES

Landlord hereby leases to Tenant, and Tenant hereby hires and takes from Landlord, the Eighteenth Expansion Premises for a Term commencing as of the Eighteenth Expansion Premises Commencement Date (as hereinafter defined) and, co-terminus with the Lease, expiring on the Expiration Date of the Lease. Said leasing of the Eighteenth Expansion Premises shall be upon all of the same terms and conditions of the Lease, except as follows or as otherwise specifically set forth herein:

A.
Eighteenth Expansion Premises Commencement Date. The “Eighteenth Expansion Premises Commencement Date” shall be the date when Landlord delivers the Eighteenth Expansion Premises to Tenant in broom-clean condition. Landlord shall use reasonable good faith efforts and diligence to cause the Eighteenth Expansion Premises Commencement Date to occur on or before April 1, 2023. Notwithstanding the foregoing, in the event that the Eighteenth Expansion Premises Commencement Date is later than July 1, 2023 (as such date shall be extended for any delay caused by (a) Tenant or any of its agents, employees or contractors or (b) an event of Force Majeure) (as so extended, the “Outside Date”), then Tenant shall be entitled to a rent abatement against Tenant’s obligation to pay Basic Rent and Operating Expenses and Taxes with respect to the Eighteenth Expansion Premises only following the Eighteenth Expansion Premises Commencement Date equal to one (1) day for each day between the Outside Date and the Eighteenth Expansion Premises Commencement Date.

B.
Eighteenth Expansion Premises Rent Commencement Date. The “Eighteenth Expansion Premises Rent Commencement Date” shall be the later of (x) the date five (5) months after the Eighteenth Expansion Premises Commencement Date or (y) the Base Building Work Completion Date (as hereinafter defined). Once the Eighteenth Expansion Premises Commencement Date and the Eighteenth Expansion Premises Rent Commencement Date have been determined, Landlord and Tenant shall execute an agreement, in a reasonable form provided by Landlord, in which shall be stated the Eighteenth Expansion Premises Commencement Date and the Eighteenth Expansion Premises Rent Commencement Date.

C.
Basic Rent. Tenant shall pay Basic Rent with respect to the Eighteenth Expansion Premises at the same per rentable square foot rental rate then in effect for the Fifteenth Expansion Premises (as defined in the Tenth Amendment). For the avoidance of doubt, such rental rates are as follows:

Time Period*	Per Rentable Square Foot	Annual Basic Rent	Monthly Basic Rent
1/1/22 – 12/31/22	$79.31	$1,441,062.70	$120,088.56

1/1/23 – 12/31/23	$81.69	$1,484,307.30	$123,692.28
1/1/24 – 12/31/24	$84.14	$1,528,823.80	$127,401.98
1/1/25 – 12/31/25	$86.66	$1,574,612.20	$131,217.68
1/1/26 – 12/31/26	$89.26	$1,621,854.20	$135,154.52
1/1/27 – 12/31/27	$91.94	$1,670,549.80	$139,212.48
1/1/28 – 12/31/28	$94.70	$1,720,699.00	$143,391.58
1/1/29 – 12/31/29	$97.54	$1,772,301.80	$147,691.82
1/1/30 – 1/31/30	$100.47	$1,825,539.90	$152,128.33
2/1/30 – 1/31/36	At the rental rates then applicable to the Seventeenth Expansion Premises, as set forth in Section 4(B) of the Thirteenth Amendment.

* Note: Eighteenth Expansion Premises Rent Commencement Date not yet determined; Basic Rent for the Eighteenth Expansion Premises will begin on the Eighteenth Expansion Premises Rent Commencement Date at the per rentable square foot rate noted above for the period in which the Eighteenth Expansion Premises Rent Commencement Date occurs, and will end on the Expiration Date.

D.
Operating Expenses and Taxes. Tenant’s Proportionate Share with respect to the Eighteenth Expansion Premises shall be 6.27%, which is the ratio that the rentable square footage of the Eighteenth Expansion Premises (18,170) bears to the Building Rentable Area (289,613). Tenant’s obligation to pay Operating Expenses and Taxes with respect to the Eighteenth Expansion Premises shall begin on the Eighteenth Expansion Premises Rent Commencement Date.

E.
Condition of Eighteenth Expansion Premises. Tenant shall take the Eighteenth Expansion Premises “as-is” in its then (i.e., as of the date of delivery) state of construction, finish, and decoration and without any obligation on the part of Landlord to prepare or construct the Eighteenth Expansion Premises (other than Landlord’s Eighteenth Expansion Premises Work) or to provide any tenant improvement allowance (other than the Eighteenth Expansion Premises Allowance), Tenant hereby agreeing that it shall be responsible for all other work required to prepare the Eighteenth Expansion Premises for its occupancy thereof (“Tenant’s Eighteenth Expansion Premises Work”). Landlord shall cause all base Building systems serving the Eighteenth Expansion Premises to be in good working order upon the Eighteenth Expansion Premises Commencement Date.

F.
Landlord’s Eighteenth Expansion Premises Work. Attached hereto as Exhibit B is a matrix (the “Landlord/Tenant Matrix”) showing certain base building infrastructure with respect to the Eighteenth Expansion Premises that will be Landlord’s responsibility to provide (collectively, “Landlord’s Eighteenth Expansion Premises Work”) and certain other items which will be Tenant’s responsibility to complete as part of

Tenant’s Eighteenth Expansion Premises Work. The parties acknowledge that Landlord’s Eighteenth Expansion Premises Work will be performed following the Eighteenth Expansion Premises Commencement Date concurrently with Tenant’s Eighteenth Expansion Premises Work. Accordingly, Landlord and Tenant agree to cooperate with each other to minimize interference with the construction of the other party. Landlord’s Eighteenth Expansion Premises Work shall be deemed substantially complete for purposes hereof on the date (the “Base Building Work Completion Date”) as of which the same has been completed except for (a) any minor, touch- up or punch list-type items of work and adjustment of equipment and fixtures that can be completed after Tenant commences its occupancy of the Eighteenth Expansion Premises without materially interfering with Tenant’s use thereof for the conduct of its business and (b) items which, in accordance with good construction practice, should be performed after and/or concurrently with the performance of any tenant improvement work to be performed by Tenant; provided, however, that if substantial completion of Landlord’s Eighteenth Expansion Premises Work is delayed as a result of any Tenant Delay (as hereinafter defined), then the Base Building Work Completion Date shall be the date when Landlord’s Eighteenth Expansion Premises Work would have been so substantially completed but for such Tenant Delay. Landlord shall use commercially reasonable efforts to cause the Base Building Work Completion Date to occur on or before the date seven (7) months after the Eighteenth Expansion Premises Commencement Date (the “Anticipated Completion Date”); provided, however, that Landlord shall not be liable to Tenant for the failure of Landlord’s Eighteenth Expansion Premises Work to be substantially completed on or before such Anticipated Completion Date. Notwithstanding the foregoing, in the event the Base Building Work Completion Date does not occur on or before the Rent Credit Outside Date (as hereinafter defined), then Tenant shall be entitled to a credit against Tenant’s obligation to pay Basic Rent with respect to the Eighteenth Expansion Premises only equal to one (1) day for each day between the Rent Credit Outside Date and the date when Landlord’s Eighteenth Expansion Premises Work is substantially completed. The “Rent Credit Outside Date” shall mean the date one hundred eighty (180) days after the Anticipated Completion Date; provided, however, that the Rent Credit Outside Date shall be extended by the length of any delays in Landlord’s Eighteenth Expansion Premises Work arising from (i) Tenant Delay (as hereinafter defined), (ii) Long-Lead Items (as hereinafter defined) or (iii) causes beyond Landlord’s reasonable control (including the force majeure events set forth in Section 25(c) of the Lease). As used herein, “Tenant Delay” shall mean any delay in the completion of Landlord’s Eighteenth Expansion Premises Work resulting from any or all of the following: (a) any changes requested by Tenant to Landlord’s Eighteenth Expansion Premises Work (which changes shall be subject to Landlord’s prior written approval, which may be granted or withheld in Landlord’s sole discretion); (b) any failure by Tenant to respond to any request by Landlord for approval or information in connection with Landlord’s Eighteenth Expansion Premises Work within five (5) days of Tenant’s receipt of such request; (c) any delays caused by Tenant’s Eighteenth Expansion Premises Work (it being understood that the scheduling and/or performance of Landlord’s Eighteenth Expansion Premises Work shall have priority over Tenant’s Eighteenth Expansion Premises Work); or (d) any other action or inaction by Tenant or any of Tenant’s agents, engineers, architects, or contractors. As used herein, “Long-Lead Items” shall mean improvements, items, materials, finishes or installations that are not reasonably available to Landlord as needed to meet the schedule for Landlord’s Eighteenth Expansion Premises Work. The provisions set forth in this Section 1(F) shall be Tenant's sole remedy for any delay in Landlord’s Eighteenth Expansion Premises Work. In the event of any inconsistency between the Landlord/Tenant Matrix and the Lease with respect to the condition of the Eighteenth Expansion Premises and/or the ongoing Building infrastructure, systems or services to be provided to the Eighteenth Expansion Premises, the Landlord/Tenant Matrix shall control. Without limiting the foregoing, Section 16 of the Eighth Amendment (Emergency Generator Capacity; New Electrical Service Work) shall have no applicability with respect to the Eighteenth Expansion Premises. Notwithstanding the foregoing, on or before May 1, 2022, Tenant may provide notice to Landlord (which notice may be provided by e-mail, and which notice the parties acknowledge was provided by Tenant to Landlord prior to the Execution Date of this Fourteenth Amendment and which notice Landlord and Tenant agree is valid and effective) that it requests that the Landlord’s Eighteenth Expansion Premises Work be redirected to the Fourteenth Expansion Premises, which request shall be subject to Landlord’s approval (not to be unreasonably withheld, conditioned or delayed provided that the cost to perform Landlord’s Eighteenth Expansion Premises Work would not increase as a result of such redirection). If Tenant timely requests such redirection and if Landlord approves the same, then (i) Landlord’s obligation to perform Landlord’s Eighteenth Expansion Premises Work (i.e., the work items marked with an “X” under the “Landlord” column on the Landlord/Tenant Matrix) shall be deemed to apply to the Fourteenth Expansion Premises instead of the Eighteenth Expansion Premises and (ii) Tenant shall accept the Eighteenth Expansion Premises in its “as- is” condition without any obligation on the part of Landlord to perform any work to prepare the Eighteenth Expansion Premises for Tenant’s occupancy thereof.

G.
Eighteenth Expansion Premises Allowance. Upon the Eighteenth Expansion Premises Commencement Date, Landlord shall contribute up to Two Million Two Hundred Thirty-Four Thousand Nine Hundred Ten and 00/100 Dollars ($2,234,910.00) (i.e., $123.00 per rentable square foot of the Eighteenth Expansion Premises) (the “Eighteenth Expansion Premises Allowance”) towards the design and construction of Tenant’s Eighteenth Expansion Premises Work. Said Eighteenth Expansion Premises Allowance shall be disbursed subject to the same terms and conditions as are applicable to the disbursement of the Landlord’s 6E/7W Contribution under Sections 9.B-D of the Thirteenth Amendment, except as follows: (a) any references therein to the “Landlord’s 6E/7W Contribution” shall be deemed to mean the Eighteenth Expansion Premises Allowance; (b) subject to the provisions below, the Eighteenth Expansion Premises Allowance may only be used towards the design and construction of Tenant’s Eighteenth Expansion Premises Work; and (c) any reference therein to “Tenant’s 6E/7W Work” shall be deemed to mean the Tenant’s Eighteenth Expansion Premises Work”.

For the avoidance of doubt, the Outside Allowance Date shall be the same as the “Outside Allowance Date” under the Thirteenth Amendment (i.e., three (3) years from the 7W Stepped- Up Rent Commencement Date as defined in the Thirteenth Amendment). In the event that Tenant requests (and Landlord approves) a redirection of Landlord’s Eighteenth Expansion Premises Work to the Fourteenth Expansion Premises in accordance with Section 1(F) above, Tenant may utilize up to seventy-five percent (75%) of the Eighteenth Expansion Premises Allowance for improvements in and to the Fourteenth Expansion Premises.

H.
Must-Take Premises. The parties acknowledge that the Eighteenth Expansion Premises is the same as the Must-Take Premises (as defined in the Twelfth Amendment). Accordingly, Section 4 of the Twelfth Amendment is hereby deleted and of no further force or effect.

I.
4 th Floor HVAC. The parties acknowledge that the HVAC furnished to the Eighteenth Expansion Premises is currently provided by certain HVAC equipment located on the roof of the Building, as shown as “4th Floor HVAC Equipment” on Exhibit C attached hereto (the “4th Floor HVAC Equipment”), and that the 4th Floor HVAC Equipment also provides HVAC to other areas on the fourth (4th) floor of the Building (including the common corridor and certain other areas located within the leased premises of another tenant). In the event that Tenant elects to re-direct Landlord’s Eighteenth Expansion Premises Work to the Fourteenth Expansion Premises in accordance with Section 1(F) above, then, commencing on the Eighteenth Expansion Premises Commencement Date, (i) such 4th Floor HVAC Equipment would become part of the Building’s Systems that Landlord is responsible to maintain pursuant to Section 7(a) of the Lease, and (ii) Tenant shall be responsible for paying its equitable share of any costs incurred by Landlord to maintain, repair and/or replace such 4th Floor HVAC Equipment (such equitable share to be reasonably determined by Landlord from time to time). In the event that Tenant does not elect to re-direct Landlord’s Eighteenth Expansion Premises Work to the Fourteenth Expansion Premises in accordance with Section 1(F) above, then the parties acknowledge and agree that (x) Landlord would remove the 4th Floor HVAC Equipment as part of Landlord’s Eighteenth Expansion Premises Work and (y) the parties’ respective obligations for the initial installation of HVAC infrastructure and equipment to serve the Eighteenth Expansion Premises shall be as set forth on the Landlord/Tenant Matrix attached hereto as Exhibit B.

J.
Maintenance and Repair. Notwithstanding anything to the contrary contained in the Lease, from and after the Base Building Work Completion Date, Tenant shall repair, replace and maintain in good condition all portions of Landlord’s Eighteenth Expansion Premises Work that exclusively serve the Premises. Without limiting the foregoing, Tenant shall maintain a periodic service and maintenance contract (each, a “Service Contract”) on any such systems or equipment. Tenant shall deliver to Landlord a copy of each initial Service Contract promptly after the Base Building Work Completion Date, and thereafter within ten (10) business days after any renewal thereof. Tenant shall also provide Landlord with copies of any maintenance reports upon Landlord’s request. Notwithstanding the foregoing, Landlord shall be responsible for all capital costs relating to Landlord’s Eighteenth Expansion Premises Work, whether or not the same exclusively serve the Premises, including costs of replacement of systems and equipment included in capital costs incurred by Landlord for replacement of systems and equipment included in Landlord’s Eighteenth Expansion Premises Work (subject to inclusion in Operating Costs to the extent permitted by Section 4(b)(2)(C) of the Lease).

Notwithstanding anything to the contrary in the Lease (including said Section 4(b)(2)(C)), all capital costs incurred by Landlord for replacement of systems and equipment included in Landlord’s Eighteenth Expansion Premises Work that exclusively serve the Premises shall be amortized on a straight-line basis over the useful economic life of such improvements in accordance with Generally Accepted Accounting Principles, without interest, and charged back to Tenant as Additional Rent.

K.
Control Areas; Chemical Storage. From and after the Eighteenth Expansion Premises Commencement Date, Tenant shall be entitled to one (1) so-called “control area” on the fourth (4th) floor of the Building. Such control area shall be established, installed, maintained and used by Tenant in accordance with, and shall be subject to, all of the terms and conditions of the Lease and in compliance with all applicable Laws. From and after the Eighteenth Expansion Premises Commencement Date, in accordance with Section 14 of the Eighth Amendment, Tenant shall have the right to use its proportionate share of the Hazardous Materials permitted to be stored on the fourth (4th) floor of the Building and Tenant shall not use, store or bring into the fourth (4th) floor of the Building quantities of Hazardous Materials in excess of such proportionate share; provided that such Hazardous Materials shall at all times be brought upon, kept or used in so-called “control areas” and in accordance with (x) all applicable Laws (including any such Laws relating to the protection of human health, safety, wildlife or the environment), and (y) prudent environmental practice and (with respect to medical waste and so-called “biohazard” materials) good scientific and medical practice. Such proportionate share of Hazardous Materials capacity shall be based on the rentable square footage of the Eighteenth Expansion Premises in relation to the total rentable square footage of the fourth (4th) floor of the Building.

2.
SECURITY DEPOSIT

Landlord and Tenant acknowledge that Landlord is currently holding an irrevocable letter of credit (the “Letter of Credit”) in the amount of $2,897,035.68, and hereby agree that the following provisions shall govern such Letter of Credit:

A.
In the event that Tenant proposes to replace the Letter of Credit, the same shall be (i) in a form reasonably approved by Landlord, (ii) issued by a bank approved in writing by Landlord with an investment grade credit rating from Moody’s (i.e., a rating of Baa3 or above), S&P (i.e., a rating of BBB- or above), or Fitch (i.e., a rating of BBB- or above) (an “Acceptable Bank”) (Landlord acknowledging herein that Western Alliance Bank is an

Acceptable Bank as of the Execution Date of this Fourteenth Amendment), (iii) in the amount set forth above, and (iv) for a term of at least one (1) year, subject to automatic extension in accordance with the terms of the Letter of Credit. If the issuer of the Letter of Credit ceases to qualify as an Acceptable Bank or becomes subject to insolvency or receivership proceedings of any sort, Tenant shall be required to deliver a (the “Substitute Letter of Credit”) within fifteen

(15) business days after notice thereof from Landlord. If the issuer of the Letter of Credit gives notice of its election not to renew the Letter of Credit for any additional period, Tenant shall be required to deliver a Substitute Letter of Credit at least thirty (30) days prior to the expiration of the term of such Letter of Credit. If Tenant fails to furnish such renewal or replacement by the applicable deadline set forth above, Landlord may draw upon the Letter of Credit and hold the proceeds thereof (the “Security Proceeds”) as a cash security deposit, which cash security deposit (a) shall not be required to accrue interest, (b) may be commingled with other funds of Landlord and (c) may be applied by Landlord to cure any default by Tenant hereunder. Tenant agrees that it shall maintain the Letter of Credit, in the full amount required hereunder, in effect until a date which is at least sixty (60) days after the Expiration Date of the Lease. Tenant’s failure to maintain or replace the Letter of Credit as required hereunder shall be treated as a failure to pay rent for purposes of Landlord’s remedies.

B.
If Tenant is in default of its obligations under the Lease, then Landlord shall have the right, at any time after such event, without giving any further notice to Tenant, to draw down from the Letter of Credit (or Substitute Letter of Credit or Additional Letter of Credit, as defined below, as the case may be) (i) the amount necessary to cure such default or (ii) if such default cannot reasonably be cured by the expenditure of money, the amount which, in Landlord’s opinion, is necessary to satisfy Tenant’s liability in account thereof. In the event of any such draw by Landlord, Tenant shall, within fifteen (15) business days of written demand therefor, deliver to Landlord an additional Letter of Credit satisfying the foregoing conditions (the “Additional Letter of Credit”), except that the amount of such Additional Letter of Credit shall be the amount of such draw. In addition, in the event of a termination based upon the default of Tenant under the Lease, or a rejection of the Lease pursuant to the provisions of the Federal Bankruptcy Code, Landlord shall have the right to draw upon the Letter of Credit (from time to time, if necessary) to cover the full amount of damages and other amounts due from Tenant to Landlord under the Lease. Any amounts so drawn shall, at Landlord’s election, be applied first to any unpaid rent and other charges which were due prior to the filing of the petition for protection under the Federal Bankruptcy Code. Tenant hereby covenants and agrees not to oppose, contest or otherwise interfere with any attempt by Landlord to draw down from said Letter of Credit including, without limitation, by commencing an action seeking to enjoin or restrain Landlord from drawing upon said Letter of Credit. Tenant also hereby expressly waives any right or claim it may have to seek such equitable relief. In addition to whatever other rights and remedies Landlord may have against Tenant if Tenant breaches its obligations under this paragraph, Tenant hereby acknowledges that it shall be liable for any and all damages which Landlord may suffer as a result of any such breach.

C.
Upon request of Landlord, Tenant shall, at its expense, cooperate with Landlord in obtaining an amendment to or replacement of any Letter of Credit which Landlord is then holding so that the amended or new Letter of Credit reflects the name of any new owner of the Building.

D.
To the extent that Landlord has not previously drawn upon any Letter of Credit, Substitute Letter of Credit, Additional Letter of Credit or Security Proceeds (collectively, the “Collateral”) held by Landlord, Landlord shall return such Collateral to Tenant on the expiration of the Term, less any amounts due from Tenant hereunder.

E.
In no event shall the proceeds of any Letter of Credit be deemed to be a prepayment of rent or a measure of liquidated damages.

3.
LANDLORD’S BASE BUILDING WORK (13TH AMENDMENT)

The Anticipated Base Building Work Completion Date (as defined in Section 6(B) of the Thirteenth Amendment) is hereby amended to mean April 5, 2023, it being understood and agreed that April 5, 2023 shall be deemed to be the Anticipated Base Building Work Completion Date for all purposes under the Thirteenth Amendment.

4.
BROKERAGE

Each of Landlord and Tenant represents and warrants to the other that it has had no dealings with any real estate broker, finder, or other person other than CBRE and Columbia Group Realty Advisors (collectively, the “Brokers”) with respect to this Fourteenth Amendment. Each of Tenant and Landlord hereby indemnifies and hold harmless the other against and from any claim for any brokerage commission or other fees and all costs, expenses and liabilities in connection therewith, including, without limitation, attorneys’ fees and expenses, arising out of any breach of the foregoing representation and warranty made by it. This representation and warranty shall survive the expiration or earlier termination of the Term hereof.

5.
CONFLICT

In the event that any of the provisions of the Lease are inconsistent with this Fourteenth Amendment or the state of facts contemplated hereby, the provisions of this Fourteenth Amendment shall control.

6.
RATIFICATION

Except as herein and hereby modified and amended, the Lease shall remain in full force and effect and all of the other terms, provisions, covenants, and conditions thereof are ratified and confirmed.

7.
MODIFICATIONS

This Fourteenth Amendment may not be modified orally but only by a writing signed by the parties hereto and dated subsequent to the date hereof.

8.
GOVERNING LAW

This Fourteenth Amendment shall be governed by, and construed, interpreted, and enforced in accordance with the laws of the Commonwealth of Massachusetts, without reference to its principles of conflicts of law.

9.
COUNTERPARTS.

This Fourteenth Amendment may be executed in multiple counterparts, each of which shall constitute one agreement, even though all parties do not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

10.
ENTIRE AGREEMENT; NO AMENDMENT.

This Fourteenth Amendment constitutes the entire agreement and understanding between the parties with respect to the subject of this Fourteenth Amendment and shall supersede all prior written and oral agreements concerning this subject matter. This Fourteenth Amendment may not be amended, modified or otherwise changed in any respect whatsoever except by a writing duly executed by authorized representatives of Landlord and Tenant. Each party acknowledges that it has read this Fourteenth Amendment, fully Fourteenth all of this Fourteenth Amendment’s terms and conditions, and executes this Fourteenth Amendment freely, voluntarily and with full knowledge of its significance. Each party to this Fourteenth Amendment has had the opportunity to receive the advice of counsel prior to the execution hereof.

11.
BINDING EFFECT

This Fourteenth Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

[Signatures on Following Page]

EXECUTED UNDER SEAL as of the date first above written.

LANDLORD:

BCP-CG 27 Property LLC,

a Delaware limited liability company

By: /s/ Matthew Stegall

Name: Matthew Stegall

Title: Managing Director

TENANT:

Ginkgo Bioworks, Inc., a Delaware corporation

By: /s/ Barry Canton

Name: Barry Canton

Title: CTO

06/01/2022

[Signature Page to Fourteenth Amendment]